Exhibit 99.1

NEWS RELEASE
ION Reports Third Quarter 2011 Results
     HOUSTON, TX — November 2, 2011 — ION Geophysical Corporation (NYSE: IO) today reported third quarter 2011 revenues of $115.7 million, compared to revenues of $121.6 million in the third quarter of 2010. Net income in the third quarter of 2011 was $8.7 million, or $0.06 per diluted share, compared to $11.9 million, or $0.08 per diluted share, in the third quarter of 2010.
     Bob Peebler, ION’s Chief Executive Officer, said, “As expected, we improved our third quarter results over the first two quarters of 2011, mainly due to the strong performance of our multi-client, marine equipment and Concept software businesses. Compared to last year’s third quarter, our results were negatively impacted by reduced data processing sales in the Gulf of Mexico, quarterly lumpiness in our equipment and data library businesses, and the continued negative financial results of the INOVA joint venture.
     “Our data processing business has been slow to recover from weakness following the Macondo oil spill, but we see steady improvement and sufficient pipeline activity to expect a full recovery in 2012. We also expect to grow our data processing business in Mexico, Europe, South America and the Middle East.
     “Our marine group continues to deliver strong performance driven by the ongoing transition of the global towed streamer market to more complex surveys, which continues to drive sales of our market-leading Digi positioning equipment product line and of our latest software platform, Orca®.
     “We were pleased with customer reception to INOVA’s new product introduction at the industry’s major annual trade show in late September, including a new version of FireFly®, a new version of their cabled system, and their first offering of land nodes. INOVA, BGP and ION have continued with INOVA’s aggressive R&D program, and we are confident these new products place INOVA in a much stronger position going into 2012.
     “We continue to grow our new ventures programs, and we are still on a path for a 2011 capital spend of $110 to $130 million; our growing and diversified portfolio is a platform that bodes well for the future. We recently completed a scientific project for the Russian Government, where we used ION’s unique Arctic technology and know-how to survey large swatches of the Russian Arctic. This program positions us to be a major player in future Russian Arctic multi-client business. In addition, our footprint in the U.S. shale play is expanding with three new venture programs in our backlog and more on the drawing board. We believe we are gaining significant technical understanding of shale plays from a reservoir perspective and will leverage this in 2012 as we broaden our shale footprint, both in the U.S. and international markets.
     “We expect further improvements in our fourth quarter results driven by revenue from our multi-client programs, strong data library sales, the expected recognition of revenue from our twelve-streamer sale to BGP and further improvement in our data processing business. The main uncertainties for the remainder of the year are the potential impact of our customers’ spending

NEWS RELEASE
patterns due to the volatility of oil prices and the rate of recovery of our data processing business. In summary, we expect a solid fourth quarter and anticipate entering 2012 in an excellent position in all of our product and service lines.”
THIRD QUARTER 2011
     Total revenues for the third quarter of 2011 decreased 5% to $115.7 million compared to $121.6 million for the same period in 2010. Systems and Software segment revenues for the third quarter of 2011 increased by 25% and 12%, respectively, compared to the prior year period, while Solutions segment revenues decreased by 16%.
     Systems segment sales were $32.3 million in the third quarter of 2011 compared to $25.7 million in the same period of 2010, due to strong demand for marine positioning equipment and improved sales of sensor geophones.
     Software segment sales were $10.2 million in the third quarter of 2011 compared to $9.1 million in the same period a year ago. Excluding foreign currency effects, Software segment revenues increased 8% from the prior period primarily due to demand for Orca and Gator® software products.
     Solutions segment sales were $73.2 million during the third quarter of 2011, compared to $86.7 million for the same period a year ago. In the multi-client business, data library sales increased 72% over the third quarter of 2010 to $15.2 million, driven by demand for access to multi-client data in areas such as the Arctic, East Africa and the Congo. New venture sales for the third quarter were impacted by timing, as 2010 new venture programs in the Arctic were concentrated to the third quarter. The 2011 new venture programs are expected to be spread more evenly over the third and fourth quarters. Data processing revenues, although up sequentially, decreased 20% to $22.4 million as compared to $27.9 million in the prior year period, due to the lagging effects of the Gulf of Mexico oil spill.
     Consolidated gross margins were 38% during the third quarter of 2011 compared to 40% in the prior period a year ago. Gross margins in the Software segment improved 12 percentage points predominantly due to a favorable mix of software sales, which typically result in higher margins than the associated hardware sales for this segment. Gross margins in the Solutions and Systems segments decreased by six and three percentage points, respectively, with gross margins in the Solutions segment being impacted by lower data processing sales.
     As a percentage of revenue, operating expenses increased slightly to 22% of sales during the third quarter of 2011 compared to 21% of sales for the prior year period. Income from operations was $18.5 million during the third quarter of 2011 compared to $23.4 million in the third quarter of 2010. Adjusted EBITDA was $40.3 million compared to $60.3 million in the third quarter of 2010. The decrease in Adjusted EBITDA was principally due to higher revenues and the associated

NEWS RELEASE
amortization expense from new venture multi-client programs in 2010, which were concentrated to the third quarter as noted above.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s second quarter 2011 financial results is included in the Company’s third quarter results. For the third quarter of 2011, the Company recognized a loss on its INOVA equity investment of approximately $4.8 million, compared to a loss of $8.0 million in the third quarter of 2010.
     The Company’s effective tax rate during the third quarter was 27.9% (provision on income) compared to 18.8% (benefit on income) for the same period of 2010. The third quarter of 2010 included a benefit related to alternative minimum tax. Excluding this benefit, the Company’s effective tax rate for the third quarter of 2010 would have been 22.2% (provision on income). The increase in the Company’s effective tax rate for the third quarter of 2011 was due to changes in the distribution of earnings between U.S. and foreign jurisdictions.
     Total cash and cash equivalents plus short-term investments were $71.3 million as of September 30, 2011. Additionally, the Company has no outstanding balance associated with its $100 million revolving credit facility, bringing total liquidity to $171 million.
YEAR-TO-DATE 2011
     Consolidated revenues for the first nine months of 2011 increased 3% to $294.7 million compared to $285.7 million for the same period in 2010. Excluding the results of the Company’s Legacy Land Systems (INOVA) segment in 2010, revenues for the first nine months increased 9% or $25.6 million.
     Systems segment revenues for the first nine months of 2011 increased $14.1 million or 20% over prior year, primarily as a result of higher revenues from towed streamer and other marine products, partially offset by weak sales of sensor geophones. Solutions and Software segment revenues for the period each increased by 6%.
     Gross margin for the first nine months of 2011 was 37%, consistent with the same period of 2010 after excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment.
     Operating expenses as a percentage of revenues for the first nine months of 2011 decreased slightly to 26% compared to 27% in the prior year period after excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment. Income from operations for the first nine months of 2011 totaled $33.4 million compared to $28.0 million in the prior period, excluding the results of the Legacy Land Systems (INOVA) segment.
     The Company’s effective tax rate during the first nine months of 2011 was 27.7%, a provision on income, compared to a provision on a loss of 27.7% for 2010. The provision on a loss for 2010 was due to the transactions involved in the completion of the INOVA Geophysical joint venture.

NEWS RELEASE
     For the first nine months of 2011, the Company reported net income of $11.4 million, or $0.07 per diluted share, compared to a net loss of ($58.8) million, or ($0.42) per share, in 2010. Excluding the after-tax impact of the special items as shown in the table at the end of the third quarter 2010 press release, the Company reported net income of $1.4 million, or $0.01 per diluted share, for the first nine months of 2010. Adjusted EBITDA for the period was $96.9 million compared to $92.4 million in 2010.
OUTLOOK
     Brian Hanson, President, Chief Operating Officer and Chief Financial Officer, commented, “We are pleased with the third quarter results as they came in within our expectations and we expect improved fourth-quarter results consistent with our historical pattern over the past several years.
     “Our multi-client business is currently executing several new venture programs both on land and at sea. Our marine business continues to perform well and remains on track to recognize the revenue from the BGP twelve-streamer sale in the fourth quarter. And, we expect the run rate of the data processing business to be restored to pre-Macondo levels in early 2012.
     “We continue to expect our investment in multi-client data libraries to achieve a full-year level in the range of $110 to $130 million, with a significant amount of this investment to be underwritten by our customers. This, combined with the normal, year-end spending patterns on data libraries, positions us well for a solid fourth quarter.”
CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, November 3, 2011, at 10:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9835 at least 10 minutes before the call begins and ask for the ION conference call. Click here to access the earnings presentation slides.
     A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 17, 2011. To access the replay, dial 303-590-3030 and use pass code 4476610#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.
ABOUT ION:
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir

NEWS RELEASE
development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
President, Chief Operating Officer and Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&L
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q filed during 2011.
Tables to follow

NEWS RELEASE
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Product revenues	$41,760	$34,299	$113,163	$113,974
Service revenues	73,894	87,295	181,575	171,725

Total net revenues	115,654	121,594	294,738	285,699

Cost of products	21,568	17,354	53,831	68,421
Cost of services	50,028	55,292	132,079	117,902

Gross profit	44,058	48,948	108,828	99,376

Operating expenses:
Research, development and engineering	6,325	5,532	18,070	19,748
Marketing and sales	8,199	7,768	23,079	21,323
General and administrative	11,038	12,279	34,312	39,929

Total operating expenses	25,562	25,579	75,461	81,000

Income from operations	18,496	23,369	33,367	18,376
Interest expense, net	(1,382)	(1,861)	(4,184)	(28,877)
Loss on disposition of land division	—	—	—	(38,115)
Fair value adjustment of warrant	—	—	—	12,788
Equity in losses of INOVA Geophysical	(4,811)	(8,004)	(9,844)	(8,183)
Other income (expense)	199	(3,229)	(2,303)	(811)

Income (loss) before income taxes	12,502	10,275	17,036	(44,822)
Income tax expense (benefit)	3,484	(1,934)	4,716	12,400

Net income (loss)	9,018	12,209	12,320	(57,222)
Net income attributable to noncontrolling interest	34	—	103	—

Net income (loss) attributable to ION	9,052	12,209	12,423	(57,222)
Preferred stock dividends	338	338	1,014	1,598

Net income (loss) applicable to common shares	$8,714	$11,871	$11,409	$(58,820)

Net income (loss) per share:
Basic	$0.06	$0.08	$0.07	$(0.42)
Diluted	$0.06	$0.08	$0.07	$(0.42)
Weighted average number of common shares outstanding:
Basic	155,166	152,344	154,648	141,483
Diluted	162,227	152,690	156,095	141,483

NEWS RELEASE
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$43,290	$84,419
Short-term investments	28,000	—
Accounts receivable, net	87,923	77,576
Unbilled receivables	45,378	70,590
Inventories	94,240	66,882
Prepaid expenses and other current assets	13,021	13,165

Total current assets	311,852	312,632
Deferred income tax asset	13,180	8,998
Property, plant and equipment, net	22,478	20,145
Multi-client data library, net	146,781	112,620
Investment in INOVA Geophysical	86,894	95,173
Goodwill	51,576	51,333
Intangible assets, net	16,674	20,317
Other assets	10,754	3,224

Total assets	$660,189	$624,442

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$4,859	$6,073
Accounts payable	29,848	30,940
Accrued expenses	56,382	59,835
Accrued multi-client data library royalties	15,523	18,667
Deferred revenue	36,917	17,851

Total current liabilities	143,529	133,366
Long-term debt, net of current maturities	98,921	102,587
Other long-term liabilities	7,429	8,042

Total liabilities	249,879	243,995

Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,552	1,529
Additional paid-in capital	839,161	822,399
Accumulated deficit	(435,963)	(448,386)
Accumulated other comprehensive loss	(15,064)	(15,530)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	410,121	380,447
Noncontrolling interest	189	—

Total equity	410,310	380,447

Total liabilities and equity	$660,189	$624,442

NEWS RELEASE
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$12,320	$(57,222)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	10,649	20,439
Amortization of multi-client data library	55,166	54,358
Stock-based compensation expense	4,177	5,471
Amortization of debt discount	—	8,656
Write-off of unamortized debt issuance costs	—	10,121
Fair value adjustment of warrant	—	(12,788)
Loss on disposition of land division	—	38,115
Equity in losses of INOVA Geophysical	9,844	8,183
Deferred income taxes	(7,254)	9,269
Change in operating assets and liabilities:
Accounts receivable	(10,842)	27,546
Unbilled receivables	25,212	(43,447)
Inventories	(30,539)	(867)
Accounts payable, accrued expenses and accrued royalties	(1,108)	(723)
Deferred revenue	19,046	(428)
Other assets and liabilities	(527)	(11,929)

Net cash provided by operating activities	86,144	54,754

Cash flows from investing activities:
Purchase of property, plant and equipment	(9,024)	(7,014)
Investment in multi-client data library	(91,594)	(58,866)
Purchase of short-term investments	(80,000)	—
Proceeds from sale of short-term investments	52,000	—
Investment in a convertible note	(6,500)	—
Proceeds from disposition of land division, net of fees paid	—	99,790
Other investing activities	50	(521)

Net cash provided by (used in) investing activities	(135,068)	33,389

Cash flows from financing activities:
Borrowings under revolving line of credit	—	101,000
Repayments under revolving line of credit	—	(190,429)
Net proceeds from issuance of debt	—	105,695
Net proceeds from issuance of common stock	—	38,039
Payments on notes payable and long-term debt	(4,880)	(143,835)
Payment of preferred dividends	(1,014)	(1,598)
Contribution from noncontrolling interest	313	—
Proceeds from exercise of stock options	13,047	—
Other financing activities	352	255

Net cash provided by (used in) financing activities	7,818	(90,873)

Effect of change in foreign currency exchange rates on cash and cash equivalents	(23)	2,479

Net decrease in cash and cash equivalents	(41,129)	(251)
Cash and cash equivalents at beginning of period	84,419	16,217

Cash and cash equivalents at end of period	$43,290	$15,966

NEWS RELEASE
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenues:
Systems:
Towed Streamer	$22,219	$20,185	$60,000	$50,096
Ocean Bottom	—	510	509	1,821
Other	10,065	5,036	25,210	19,721

Total	$32,284	$25,731	$85,719	$71,638

Software:
Software Systems	$9,476	$8,567	$27,444	$25,824
Services	715	561	1,545	1,409

Total	$10,191	$9,128	$28,989	$27,233

Solutions:
Data Processing	$22,416	$27,943	$63,349	$79,661
New Venture	35,597	49,971	67,819	62,314
Data Library	15,166	8,821	48,862	28,342

Total	$73,179	$86,735	$180,030	$170,317

Legacy Land Systems (INOVA)	$—	$—	$—	$16,511

Total	$115,654	$121,594	$294,738	$285,699

Gross profit:
Systems	$13,397	$11,202	$40,752	$29,141
Software	8,061	6,074	20,970	18,254
Solutions	22,600	31,672	47,106	52,965
Legacy Land Systems (INOVA)	—	—	—	(984)

Total	$44,058	$48,948	$108,828	$99,376

Gross margin:
Systems	41%	44%	48%	41%
Software	79%	67%	72%	67%
Solutions	31%	37%	26%	31%
Legacy Land Systems (INOVA)	—%	—%	—%	(6%)

Total	38%	40%	37%	35%

Income from operations:
Systems	$6,852	$5,693	$21,989	$13,833
Software	7,117	5,451	18,409	16,513
Solutions	13,897	22,556	22,751	30,669
Legacy Land Systems (INOVA)	—	—	—	(9,623)
Corporate and other	(9,370)	(10,331)	(29,782)	(33,016)

Income from operations	$18,496	$23,369	$33,367	$18,376

NEWS RELEASE
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss)	$9,018	$12,209	$12,320	$(57,222)
Interest expense, net	1,382	1,861	4,184	28,877
Income tax expense (benefit)	3,484	(1,934)	4,716	12,400
Depreciation and amortization expense	21,591	40,173	65,815	74,797
Equity in losses of INOVA Geophysical	4,811	8,004	9,844	8,183
Loss on disposition of land division	—	—	—	38,115
Fair value adjustment of the warrant	—	—	—	(12,788)

Adjusted EBITDA	$40,286	$60,313	$96,879	$92,362

NEWS RELEASE
Reconciliation of Income from Operations Excluding the
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     The financial results reflected in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows contained in this press release are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2010:

	Nine Months Ended
	September 30, 2010
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$285,699	$(16,511)	$269,188
Cost of sales	186,323	(17,495)	168,828

Gross profit	99,376	984	100,360

Operating expenses:
Research, development and engineering	19,748	(4,181)	15,567
Marketing and sales	21,323	(1,559)	19,764
General and administrative	39,929	(2,899)	37,030

Total operating expenses	81,000	(8,639)	72,361

Income from operations	$18,376	$9,623	$27,999

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